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                                                                     Exhibit 5.1




31 January, 2007

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
Mindray Medical International Limited           DIRECT      LINE: 2842 9500
Mindray Building                                E-MAIL:     vivien.fung@conyersdillandpearman.com
Keji 12th Road South                            OUR REF:    VF/iy/870680/231346
Hi-tech Industrial Park, Nanshan                YOUR REF:
Shenzhen 518057
People's Republic of China

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Dear Sirs,

MINDRAY MEDICAL INTERNATIONAL LIMITED (THE "COMPANY")

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the "Commission") on 31 January, 2007 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 15,000,000 Class A ordinary shares, par value HK$0.001 per share (the "Shares"), issuable pursuant to a Restated and Amended 2006 Share Incentive Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum and articles of association of the Company, copies of written resolutions of all the shareholders of the Company dated 1 September, 2006, and written resolutions of all the directors of the Company dated 16 August, 2006 (together, the "Minutes"), a certificate of good standing issued by the Registrar of Companies of the Cayman Islands on 15 January, 2007, and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual


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                                                        (CONYERS DILL & PEARMAN)
Mindray Medical International Limited
31 January, 2007

representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
(g) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued Class A ordinary shares, and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2. When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,


/s/ Conyers Dill & Pearman
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Conyers Dill & Pearman

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